April 2008
Preliminary Terms No. 592
Registration Statement No. 333-131266
Dated March 28, 2008
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
Buffered Securities based on the Financial Select Sector SPDR Fund due April 25, 2011
Buffered Securities offer exposure to a wide variety of assets and asset classes, including equities, commodities and currencies while providing some protection against negative performance of the assets.  Once the assets have decreased in value below a specified buffer amount, the investor is exposed to the negative performance, subject to a minimum payment at maturity.  At maturity, (a) if the assets have appreciated in value, investors will receive the stated principal amount of their investment plus 100% of the upside performance of the underlying assets, and (b) if the assets have depreciated in value, and (i) if the closing value of the assets have not below the specified buffer amount, the Buffered Securities will redeem for par or (ii) if the closing value of the assets have declined below the buffer amount, investors will lose 1% for every 1% decline below the specified buffer amount, subject to a minimum payment at maturity. If, at maturity the assets have appreciated in value, investors will receive 100% of any increase and, consequently, the upside performance will not be leveraged.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	April 25, 2011
Underlying shares:	Shares of the Financial Select Sector SPDR Fund
Aggregate principal amount:	$
Payment at maturity per Buffered Security:	▪ If the final share price is greater than the initial share price: $1,000 + upside payment
▪ If the final share price is less than or equal to the initial share price but has decreased by an amount less than or equal to the buffer amount of 20% from the initial share price: $1,000
▪ If the final share price is less than the initial share price and has decreased by an amount greater than the buffer amount of 20% from the initial share price:
($1,000 x share performance factor) + $200
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered Securities pay less than $200 per Buffered Security at maturity.
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Upside payment:	$1,000 x participation rate x share percent increase
Initial share price:	The closing price of one share of the underlying shares on the pricing date
Final share price:	The closing price of one share of the underlying shares on the valuation date times the adjustment factor
Valuation date:	April 20, 2011, subject to postponement for certain market disruption events.
Participation rate:	100%
Buffer amount:	20%
Maximum payment at maturity:	There will be no maximum payment at maturity on the Buffered Securities.
Minimum payment at maturity:	$200 per Buffered Security (20% of the stated principal amount of the Buffered Securities)
Interest:	None
Stated principal amount:	$1,000 per Buffered Security
Issue price:	$1,000 per Buffered Security
Pricing date:	April 18, 2008
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares.
Original issue date:	April 25, 2008
CUSIP:	6174465H8
Minimum ticketing size:	20 Buffered Securities
Listing:	The Buffered Securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered Security	$1,000	$24	$976
Total	$	$	$
(1)  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Buffered Securities based on the Financial Select Sector SPDR Fund due April 25, 2011

Investment Overview

Buffered Securities
The Financial Select Sector SPDR Fund Buffered Securities (the “Buffered Securities”) can be used:

▪
As an alternative to direct exposure to the underlying shares that provides a buffer against a specified level of negative performance in the underlying shares and protect a specified portion of the invested principal against negative performance

Maturity:	3 years

Participation rate:	100%

Buffer amount:	20%

Principal protection:	20% ($200) of the stated principal amount is protected

Coupon:	None

Financial Select Sector SPDR Fund Overview

The Financial Select Sector SPDR Fund is an exchange-traded fund managed by the Select Sector SPDR Trust, a registered investment company.  The Select Sector SPDR Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR Fund.  The Financial Select Sector SPDR Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  The Financial Select Sector Index is calculated and disseminated by The American Stock Exchange, and is designed to provide an effective representation of the financial sector of the S&P 500 Index.  The Financial Select Sector Index includes companies in the following industries: commercial banks, capital markets, diversified financial services, insurance and real estate.

Information as of market close on March 26, 2008:

Bloomberg Ticker:	XLF

Current Share Price:	25.56

52 Weeks Ago:	36.00

52 Week High (on 6/1/2007):	38.02

52 Week Low (on 3/17/2008):	23.45

Financial Select Sector SPDR Fund Daily Closing Prices January 1, 2003 to March 26, 2008

April 2008	Page 2

Buffered Securities based on the Financial Select Sector SPDR Fund due April 25, 2011

Key Investment Rationale

The Buffered Securities offer unlevered 1:1 return on the positive performance of the underlying shares and provide a buffer against a decline of 20% in the underlying shares, ensuring a minimum return of $200 at maturity.

Payment Scenario 1
The underlying shares increase in price and, at maturity, the Buffered Securities redeem for the stated principal amount of $1,000 plus 100% of the share percent increase, which is not subject to a maximum payment at maturity.

Payment Scenario 2	The underlying shares decline in price by no more than the buffer amount of 20% and, at maturity, the Buffered Securities redeem for the stated principal amount of $1,000.
Payment Scenario 3
The underlying shares decline in price by more than 20% and, at maturity, the Buffered Securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease below the buffer amount of 20% of the initial share price.  (Example: if the underlying shares decrease in price by 30%, the Buffered Securities will redeem for $900.)  The minimum payment at maturity is $200.

Summary of Selected Key Risks (see page 9)

▪	80% of the stated principal amount is at risk.

▪	No interest payments.

▪
The Buffered Securities will not be listed on any exchange, secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Buffered Security if you try to sell your Buffered Securities prior to maturity.

▪
The market price of the Buffered Securities will be influenced by many unpredictable factors, including the trading price, volatility and dividend rate of the shares composing the Financial Select Sector Index.

▪	Investing in the Buffered Securities is not equivalent to investing in the shares of the Financial Select Sector SPDR Fund or the stocks composing the Financial Select Sector Index.

▪	The underlying shares may not exactly track the Financial Select Sector Index.

▪	Adjustments to the underlying shares or the Financial Select Sector Index could adversely affect the value of the Buffered Securities.

▪	Economic interests of the calculation agent may be potentially adverse to investors.

▪	The antidilution adjustments do not cover every event that could affect the shares of the Financial Select Sector SPDR Fund.

▪	There are risks associated with investments in securities with concentration in a single industry.

▪	The U.S. federal income tax consequences of an investment in the Buffered Securities are uncertain.

▪	Credit risk to Morgan Stanley

April 2008	Page 3

Buffered Securities based on the Financial Select Sector SPDR Fund due April 25, 2011

Fact Sheet

The Buffered Securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, only guarantee a 20% return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by these preliminary terms.  “Buffered Securities” shall replace all references to “PLUS” in the accompanying prospectus supplement for PLUS with respect to this offering.  At maturity, an investor will receive for each stated principal amount of Buffered Securities that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing price of one underlying share on the valuation date.  Under no circumstances will the payment at maturity be less than $200 per Buffered Security.  The Buffered Securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
April 18, 2008	April 25, 2008 (5 business days after the pricing date)	April 25, 2011, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the Financial Select Sector SPDR Fund
Issue price:	$1,000 per Buffered Security.
Aggregate principal amount:	$
Stated principal amount:	$1,000 per Buffered Security
Denominations:	$1,000 per Buffered Security and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity per Buffered Security:	▪ If the final share price is greater than the initial share price: $1,000 + upside payment
▪ If the final share price is less than or equal to the initial share price but has decreased by an amount less than or equal to the buffer amount of 20% from the initial share price: $1,000
▪ If the final share price is less than the initial share price and has decreased by an amount greater than the buffer amount of 20% from the initial share price:
($1,000 x share performance factor) + $200
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered Securities pay less than $200 per Buffered Security at maturity.
Participation rate:	100% With respect to these Buffered Securities, “participation rate” replaces all references to “leverage factor” in the accompanying prospectus supplement for PLUS.
Buffer amount:	20%
Share percent increase:	(final share price – initial share price) / initial share price
Upside payment:
$1,000 x participation rate x share percent increase
With respect to these Buffered Securities, “upside payment” replaces all references to “leveraged upside payment” in the accompanying prospectus supplement for PLUS.

Initial share price:	The closing price of one underlying share on the pricing date.
Final share price:	The closing price of one underlying share on the valuation date as published under the Bloomberg ticker symbol “XLF” or any successor symbol, times the adjustment factor.
Valuation date:	April 20, 2011, subject to adjustment for certain market disruption events.
Share performance factor:	(final share price / initial share price)
Maximum payment at maturity:	There will be no maximum payment at maturity on the Buffered Securities.
Minimum payment at maturity:	$200 per Buffered Security (20% of the stated principal amount of the Buffered Securities)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares.
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date of the Buffered Securities will be postponed until the second scheduled trading day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

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Buffered Securities based on the Financial Select Sector SPDR Fund due April 25, 2011

General Information
Listing:	The Buffered Securities will not be listed on any securities exchange.
CUSIP:	6174465H8
Minimum ticketing size:	20 Buffered Securities
Tax considerations:
Although the issuer believes that, under current law, the Buffered Securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered Securities.

Assuming this characterization of the Buffered Securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Buffered Securities prior to maturity, other than pursuant to a sale or exchange.
▪ Upon sale, exchange or settlement of the Buffered Securities at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered Securities.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any capital gain or loss recognized upon sale, exchange or settlement of a Buffered Security should be long-term capital gain or loss if the U.S. Holder has held the Buffered Security for more than one year at such time.

As discussed in the accompanying prospectus supplement under “United States Federal Taxation ─ Tax Consequences to U.S. Holders ─ Tax Treatment of the PLUS ─ Possible Application of Section 1260 of the Code,” although the matter is not clear, there is a substantial risk that an investment in the Buffered Securities will be treated as a “constructive ownership transaction.”  If the “constructive ownership” rules apply to a security, certain long-term capital gain recognized by a holder of the security could be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  However, because the holder of a Buffered Security is not expected to have gain at maturity in excess of the gain the holder would have had if it had purchased $1,000 of the Financial Select Sector SPDR Fund at issuance, the “constructive ownership” rules generally should not have any adverse effects for a U.S. Holder.  U.S. investors should consult their tax advisers regarding the potential application of this rule.

On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered Securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered Securities, including possible alternative treatments, the potential application of the constructive ownership regime and the issues presented by this notice.

Both U.S. and non-U.S. investors considering an investment in the Buffered Securities should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding the U.S. federal income tax consequences of investing in the Buffered Securities as well as the notice described above and its potential implications for an investment in the Buffered Securities.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

April 2008	Page 5

Buffered Securities based on the Financial Select Sector SPDR Fund due April 25, 2011

Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered Securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Buffered Securities by taking positions in the underlying shares and in futures and options contracts on the underlying shares.  Such purchase activity could potentially increase the price of the underlying shares, and therefore the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the Buffered Securities.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

ERISA:	See “ERISA” in the prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Buffered Securities.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Buffered Securities based on the Financial Select Sector SPDR Fund due April 25, 2011

How the Buffered Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered Securities based on the following terms:

Stated principal amount:	$1,000

Participation rate:	100%

Buffer amount:	20%

Minimum payment at maturity	$200

Buffered Securities Payoff Diagram

How it works

▪
If the final share price is greater than the initial share price, the payout on the Buffered Securities at maturity is equal to $1,000 plus the product of $1,000 times the basket percentage increase times the participation rate.  There is no maximum payment at maturity on the Buffered Securities.

▪
If the final share price is less than or equal to the initial share price but has declined by an amount less than or equal to the buffer amount of 20% of the initial share price, investors will receive $1,000.

▪
If the final share price has declined by an amount greater than the buffer amount of 20% of the initial share price, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount.  The minimum payment at maturity is $200.

o	For example, if the underlying shares depreciate 30%, investors will lose 10% of their principal and receive only $900 at maturity, or 90% of the stated principal amount.

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Buffered Securities based on the Financial Select Sector SPDR Fund due April 25, 2011

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Buffered Securities that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, as determined as follows:

If the final share price is greater than the initial share price, a payment at maturity equal to:

$1,000    +    upside payment

Upside Payment

If the final share price is less than or equal to the initial share price, but has declined by and amount that is less than or equal to the buffer amount of 20% of the initial share price

$1,000 stated principal amount

If the final share price is less than the initial share price and has declined by an amount greater than the buffer amount of 20% of the initial share price:

($1,000    x    share performance factor) + $200

Principal		Share Performance Factor
$1,000	X	final share price initial share price	+	$200

Because in this case the share performance factor will be less than 0.80, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $200 per Buffered Security.

April 2008	Page 8

Buffered Securities based on the Financial Select Sector SPDR Fund due April 25, 2011

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered Securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-18 of the accompanying prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered Securities.

Structure Specific Risk Factors

▪
Buffered Securities do not pay interest or guarantee return of principal.  The terms of the Buffered Securities differ from those of ordinary debt securities in that the Buffered Securities do not pay interest, and provide a minimum payment at maturity of only 20% of the stated principal amount of each Buffered Security.  If the final share price has declined by an amount greater than the buffer amount of 20% of the initial share price, you will receive for each Buffered Security that you hold a payment at maturity that is less than the stated principal amount of each Buffered Security by an amount proportionate to the decline in the closing price of the underlying shares below 80% of the initial share price.

▪
Not equivalent to investing in the shares of the Financial Select Sector SPDR Fund.  Investing in the Buffered Securities is not equivalent to investing in the shares of the Financial Select Sector SPDR Fund or the stocks composing the Financial Select Sector Index.  Investors in the Buffered Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the Financial Select Sector SPDR Fund or the stocks composing the Financial Select Sector Index.

▪
The underlying shares and the Financial Select Sector Index are different.  The performance of the shares of the Financial Select Sector SPDR Fund may not exactly replicate the performance of the Financial Select Sector Index because the Financial Select Sector SPDR Fund will reflect transaction costs and fees that are not included in the calculation of the Financial Select Sector Index.  It is also possible that the Financial Select Sector SPDR Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances.  SSgA Funds Management, Inc., which we refer to as SSgA, may invest up to 5% of the Financial Select Sector SPDR Fund’s assets in convertible securities, structured notes, options and futures contracts and money market instruments.  The Financial Select Sector SPDR Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Financial Select Sector Index and in managing cash flows.

▪
Market price of the Buffered Securities may be influenced by many unpredictable factors.  Several factors will influence the value of the Buffered Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered Securities in the secondary market, including: the trading price and volatility of the shares of the Financial Select Sector SPDR Fund, dividend rate on the shares composing the Financial Select Sector Index, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events and the creditworthiness of the issuer.

▪
Adjustments to the underlying shares or to the Financial Select Sector Index could adversely affect the value of the Buffered Securities.  SSgA is the investment adviser to the Financial Select Sector SPDR Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  The stocks included in the Financial Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, acting as index compilation agent in consultation with Standard & Poor’s Corporation, which we refer to as S&P, from the universe of companies represented by the S&P 500 Index.  The Financial Select Sector Index is calculated and disseminated by the American Stock Exchange.  Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks underlying the Financial Select Sector Index that could change the value of the Financial Select Sector Index.  Pursuant to its investment strategy or otherwise, SSgA may add, delete or substitute the stocks composing the Financial Select Sector SPDR Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered Securities.

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Buffered Securities based on the Financial Select Sector SPDR Fund due April 25, 2011

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered Securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered Securities, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Buffered Securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The antidilution adjustments do not cover every event that could affect the shares of the Financial Select Sector SPDR Fund.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the shares of the Financial Select Sector SPDR Fund.  However, the calculation agent will not make an adjustment for every event that could affect the shares of the Financial Select Sector SPDR Fund.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Buffered Securities may be materially and adversely affected.

▪
Risks associated with investments in securities with concentration in a single industry.  The stocks included in the Financial Select Sector Index and that are generally tracked by the underlying shares are stocks of companies representing the financial sector of the S&P 500 Index.  The underlying shares may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector.

▪
The Financial Select Sector SPDR Fund is concentrated in the financial services sector.  All or substantially all of the equity securities held by the Financial Select Sector SPDR Fund are issued by companies whose primary business is directly associated with the financial services sector, including the following sub-sectors: banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance and financial investment, and real estate, including real estate investment trusts.  Because the value of the Buffered Securities is linked to the performance of the Financial Select Sector SPDR Fund, an investment in the Buffered Securities will be concentrated in the financial services sector.

Financial services companies are subject to specific and substantial risks, including, without limitation, extensive government regulation which may limit both the amounts and types of loans and other financial commitments they can make, the businesses they can enter and the interest rates and fees they can charge.  The ability of companies in the financial services sector to generate profits is largely dependent on the availability and cost of capital funds, which may fluctuate significantly when interest rates change.  Recent losses related to the financial difficulties of borrowers involved in “sub-prime” lending practices and other recent developments in the credit market have had and will likely continue to have a significant negative impact on the financial services sector.  The stock prices of financial institutions, especially those engaged in investment banking, brokerage and banking businesses, have historically been very volatile, with significant stock price fluctuations in response to reported trading losses in proprietary trading businesses, actual or perceived problems in risk management systems, the strength of the mergers and acquisitions and capital markets businesses and general economic conditions, among other factors.  Insurance companies, which are the issuers of some of the equity securities held by the Financial Select Sector SPDR Fund, have been and may continue to be subject to severe price competition.  Adverse economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts), which are also held by the Financial Select Sector SPDR Fund.  As a result, the value of the Buffered Securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the financial services sector or one of the sub-sectors of the financial services sector than a different investment linked to securities of a more broadly diversified group of issuers.

▪
The U.S. federal income tax consequences of an investment in the Buffered Securities are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the Buffered Securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment, the timing and character of income on the Buffered Securities might differ significantly

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Buffered Securities based on the Financial Select Sector SPDR Fund due April 25, 2011

from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the Buffered Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered Securities as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered Securities, and the IRS or a court may not agree with the tax treatment described in this document and the accompanying prospectus supplement.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply to the Buffered Securities.  If the “constructive ownership” rule applies to a security, certain long-term capital gain recognized by a holder of the security could be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered Securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered Securities, including possible alternative treatments, the potential application of the constructive ownership regime and the issues presented by this notice.

Other Risk Factors

▪
The Buffered Securities will not be listed.  The Buffered Securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered Securities.  MS & Co. currently intends to act as a market maker for the Buffered Securities but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered Securities easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the Buffered Securities, the price at which you may be able to trade your Buffered Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Buffered Securities.

▪
Potential adverse economic interest of the calculation agent and other of our affiliates.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could adversely affect the price of the shares of the Financial Select Sector SPDR Fund and, as a result, could decrease the amount investors may receive on the Buffered Securities at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could increase the price at which the shares of the Financial Select Sector SPDR Fund must close before investors receive a payment at maturity that exceeds the issue price of the Buffered Securities.  Additionally, such hedging or trading activities during the term of the Buffered Securities, including on the valuation date, could potentially affect the closing price of the shares of the Financial Select Sector SPDR Fund on the valuation date and, accordingly, the amount of cash investors will receive at maturity.

▪
Issuer’s credit ratings may affect the market value of the Buffered Securities.  Investors are subject to the credit risk of the issuer.  Any decline in the issuer’s credit ratings may affect the market value of the Buffered Securities.

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Buffered Securities based on the Financial Select Sector SPDR Fund due April 25, 2011

Information about the Underlying Shares

The Financial Select Sector SPDR Fund. The Financial Select Sector SPDR Fund is an exchange-traded fund managed by the Select Sector SPDR Trust (the “Trust”), a registered investment company.  The Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  It is possible that this fund may not fully replicate the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission ( the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the Buffered Securities offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding the Trust from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Buffered Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the Buffered Securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the Buffered Securities and therefore the trading prices of the Buffered Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered Securities under the securities laws.  As a prospective purchaser of the Buffered Securities, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of The McGraw-Hill Companies, Inc. (“MGH”).  The Buffered Securities are not sponsored, endorsed, sold, or promoted by MGH or the Trust.  MGH and the Trust make no representations or warranties to the owners of the Buffered Securities or any member of the public regarding the advisability of investing in the Buffered Securities.  MGH and the Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered Securities.

The Financial Select Sector Index. The Financial Select Sector Index is calculated and disseminated by The American Stock Exchange, and is designed to provide an effective representation of the financial sector of the S&P 500 Index.  The Financial Select Sector Index includes companies in the following industries: commercial banks, capital markets, diversified financial services, insurance and real estate.  See “Annex A—The Financial Select Sector Index.”

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Buffered Securities based on the Financial Select Sector SPDR Fund due April 25, 2011

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices of the shares of the Financial Select Sector SPDR Fund for each quarter in the period from January 1, 2003 through March 26, 2008.  The closing price of the shares of the Financial Select Sector SPDR Fund on March 26, 2008 was $25.56.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of the shares of the Financial Select Sector SPDR Fund should not be taken as an indication of future performance, and no assurance can be given as to the price of the shares of the Financial Select Sector SPDR Fund on the valuation date.

Financial Select Sector SPDR Fund (CUSIP 81369Y605)	High	Low	Period End
2003
First Quarter	23.75	19.62	20.76
Second Quarter	25.96	21.31	24.55
Third Quarter	26.40	24.74	25.41
Fourth Quarter	28.20	26.05	28.13
2004
First Quarter	30.46	28.09	29.40
Second Quarter	29.71	27.23	28.58
Third Quarter	29.43	27.31	28.46
Fourth Quarter	30.58	27.39	30.53
2005
First Quarter	30.59	28.10	28.39
Second Quarter	29.67	27.65	29.47
Third Quarter	30.37	29.03	29.52
Fourth Quarter	32.45	28.61	31.67
2006
First Quarter	33.18	31.32	32.55
Second Quarter	34.16	31.51	32.34
Third Quarter	34.76	31.62	34.62
Fourth Quarter	37.12	34.54	36.74
2007
First Quarter	37.96	34.80	35.63
Second Quarter	38.02	35.30	36.18
Third Quarter	36.81	32.06	34.32
Fourth Quarter	35.89	28.29	28.93
2008
First Quarter (through March 26, 2008)	29.68	23.45	25.56

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Buffered Securities based on the Financial Select Sector SPDR Fund due April 25, 2011

Annex A

The Financial Select Sector Index

We have derived all information contained in these preliminary terms regarding the Financial Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The stocks included in each Select Sector Index, including the Financial Select Sector Index, are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) acting as Index Compilation Agent in consultation with S&P from the universe of companies represented by the S&P 500 Index.  The AMEX acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index, including the Financial Select Sector Index.

The Financial Select Sector Index, which is one of the nine Select Sector sub-indices of the S&P 500 Index, is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that represent the financial sector of the S&P 500 Index.  As of January 22, 2008, the Financial Services Sector Index included 92 component stocks in the following industries: commercial banks, capital markets; diversified financial services, insurance and real estate.

Each stock in the S&P 500 Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500 Index.  As of the market close on March 25, 2008, the weighting of each Select Sector Index in the S&P 500 Index based on the capitalization of the stocks in the index was as follows:

Select Sector Index	Weighting
The Consumer Discretionary Select Sector Index	8.61%
The Consumer Staples Select Sector Index	10.87%
The Energy Select Sector Index	12.81%
The Financial Select Sector Index	17.62%
The Health Care Select Sector Index	11.69%
The Industrial Select Sector Index	12.08%
The Materials Select Sector Index	3.55%
The Technology Select Sector Index	19.27%
The Utilities Select Sector Index	3.50%
Total	100.00%

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500 Index.

The nine Select Sector Indexes together will include all of the companies represented in the S&P 500 Index and each of the stocks in the S&P 500 Index will be allocated to one and only one of the Select Sector Indices.

Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500 Index to a Select Sector Index.  The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500 Index and the selection of replacement stocks to be added to the S&P 500 Index. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500 Index component stocks, which is the sole responsibility of the Index Compilation Agent.

Each Select Sector Index is calculated by the American Stock Exchange Index Services Group (“ISG”) using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of such Select Sector Index. Under certain conditions, however, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

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Buffered Securities based on the Financial Select Sector SPDR Fund due April 25, 2011

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500 Index, using a base-weighted aggregate methodology.  See “—The S&P 500 Index Methodology” below.  The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies ISG that a Component Stock’s Select Sector Index assignment should be changed, the AMEX will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500 Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500 Index insofar as practicable.

The S&P 500 Index Methodology

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock.  The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index has adopted a float adjustment methodology so that the S&P 500 Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.”  By itself, the Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index.  The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment.  By adjusting the Index Divisor for the change in total Market Value, the value of the Index remains constant.  This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index

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Buffered Securities based on the Financial Select Sector SPDR Fund due April 25, 2011

does not reflect the corporate actions of individual companies in the Index.  All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio
Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the Index Maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

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